Exhibit 99.1

CONTACT:	John Van Heel Chief Executive Officer (585) 647-6400

Robert Gross Executive Chairman (585) 647-6400

Catherine D’Amico Executive Vice President – Finance Chief Financial Officer (585) 647-6400

Investors: Effie Veres Media: Kelly Whitten FTI Consulting (212) 850-5600

FOR IMMEDIATE RELEASE

MONRO MUFFLER BRAKE, INC. ANNOUNCES FIRST QUARTER

FISCAL 2017 FINANCIAL RESULTS

~ First Quarter Sales of $236.9 Million and EPS of $.50, in-line with Company Guidance ~

~ Signs Definitive Agreements to Acquire Stores with Annualized Sales of $40 Million ~

~ Initiates Second Quarter Fiscal 2017 EPS Guidance of $.53 to $.58 ~

~ Reiterates Fiscal 2017 EPS Guidance of $2.05 to $2.20 ~

ROCHESTER, N.Y. – July 28, 2016 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its first quarter ended June 25, 2016.

First Quarter Results

Sales for the first quarter of fiscal 2017 increased .2% to $236.9 million, as compared to $236.5 million for the first quarter of fiscal 2016. The total sales increase for the first quarter of $.4 million was due to an increase in sales from new stores of $18.5 million, including sales from recently acquired stores of $16.8 million, largely offset by a comparable store sales decrease of 6.9%. Comparable store sales decreased approximately 3% for tires, 6% for maintenance services, 7% for alignments, 13% for brakes, 15% for front end/shocks and 16% for exhaust.

Gross margin declined 80 basis points to 41.4% in the first quarter, as compared to 42.2% in the prior year period, primarily due to a sales mix shift toward lower margin tires and the impact of recent acquisitions. On a comparable store basis, gross margin increased by 50 basis points, driven by lower material costs. Total operating expenses increased by $.7 million to $66.8 million, or 28.2% of sales, as compared to $66.1 million, or 28.0% of sales in the prior year period. The dollar increase represents expenses from 65 net new stores as compared to the prior year period, largely offset by diligent cost control.

Operating income was $31.3 million, or 13.2% of sales, as compared to $33.6 million, or 14.2% of sales in the prior year period. Interest expense was $4.5 million as compared to $3.4 million in the first quarter of fiscal 2016.

Net income for the first quarter was $16.8 million, as compared to $18.8 million in the same period of the prior year. Diluted earnings per share for the quarter were $.50, achieving the higher end of the Company’s guidance range of $.47 to $.51. This compares to diluted earnings per share of $.57 in the first quarter of fiscal 2016. Net income for the first quarter of fiscal 2017 reflects an effective tax rate of 37.9%, as compared to 38.0% for the prior year period.

The Company opened 36 Company-operated locations and closed one Company-operated location during the first quarter, ending the quarter with 1,064 Company-operated stores and 133 franchised Car-X stores. The new stores include the acquisition of 29 McGee Auto Service and Tires retail and commercial stores as well as seven new greenfield locations.

Acquisitions Update

In the first quarter, the Company completed the acquisition of 29 McGee Auto Service and Tires retail and commercial stores in Florida. The acquisition significantly increases Monro`s presence in the greater Tampa Bay and Fort Myers areas, while also expanding into Daytona and Tallahassee. The acquisition is expected to add approximately $50 million in annualized sales, representing a sales mix of 40% service and 60% tires, and is expected to be earnings neutral in fiscal 2017. Importantly, after entering Florida less than two years ago, Monro now operates 86 stores in the state, extending across both Florida coasts, representing approximately $118 million in annualized sales. Monro believes that the state represents a significant opportunity for continued store growth and further diversification of the Company`s footprint into southern markets.

The Company also announced today that it has signed definitive agreements to acquire stores located within its markets that are expected to add approximately $40 million in annualized sales. The acquisitions are expected to close in the second quarter and to be breakeven to slightly dilutive in fiscal 2017.

On a combined basis, the Company’s acquisitions completed and announced to date in fiscal 2017 add approximately $90 million in annualized sales.

John Van Heel, President and Chief Executive Officer stated, “Our top-line results for the first quarter continued to reflect both a difficult consumer spending environment and the lingering effects of a mild winter on our business across our Northern markets. However, our focus on margins and cost control, combined with the successful integration of our acquisitions, allowed us to deliver earnings at the higher end of our guidance. Additionally, we opened a net 35 new stores through acquisition and greenfield growth during the quarter and announced the signing of definitive agreements to acquire additional stores with approximately $40 million in annualized sales. The added scale and purchasing power from these new stores, which represent approximately 10% annualized sales growth, is expected to support earnings growth for many years to come.”

Company Outlook

Based on current visibility, business and economic trends, and recently completed and announced acquisitions, the Company now anticipates fiscal 2017 sales to be in the range of $1 billion to $1.03 billion versus the previous guidance range of $980 million to $1.01 billion. The fiscal 2017 sales guidance assumes a comparable store sales range of flat to a decline of 2.0%. The Company continues to expect fiscal 2017 diluted earnings per share to be in the range of $2.05 to $2.20, as compared to $2.00 in fiscal 2016. Fiscal 2017 earnings per share guidance assumes $.14 to $.16 in contribution from recent acquisitions. This estimate is based on 33.4 million weighted diluted average shares outstanding.

For the second quarter of fiscal 2017, the Company anticipates sales to be in the range of $245 to $255 million and comparable store sales to decrease 2% to 5%. July comparable store sales decreased 4.8%. The Company expects diluted earnings per share for the second quarter to be between $.53 and $.58, as compared to $.57 in the prior year period.

Mr. Van Heel continued, “While we remain cautious in the short-term due to a choppy sales environment, our outlook for the industry and for our business continues to be positive. Our confidence is underscored by our ability historically to grow our business at an accelerated pace in difficult markets through acquisitions. Fiscal 2017 is no exception, with 10% annualized sales growth through acquisitions already achieved in just the first four months of the fiscal year. Looking ahead, we remain very optimistic about the opportunity to complete additional acquisitions in fiscal 2017, and further leverage our flexible business model, which has allowed us to successfully navigate through any consumer or operating environment.”

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Thursday, July 28, 2016 at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 1-888-510-1785 and using the required pass code 2894817. A replay will be available approximately one hour after the recording through Thursday, August 11, 2016 and can be accessed by dialing 1-877-870-5176. The live conference call and replay can also be accessed via audio webcast at the Investor Information section of the Company’s website, located at www.monro.com. An archive will be available at this website through August 11, 2016.

About Monro Muffler Brake

Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire, Tread Quarters Discount Tires, Autotire, Tire Warehouse, Tire Barn, Ken Towery’s Tire and Auto Care, The Tire Choice and Car-X. The Company currently operates 1,070 Company stores in 26 states and is the franchisor of 132 Car-X stores in ten states. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, seasonality, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates),continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 26, 2016.

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MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal June
	2016	2015	% Change
Sales	$236,894	$236,520	.2%
Cost of sales, including distribution and occupancy costs	138,826	136,802	1.5%

Gross profit	98,068	99,718	(1.7)%
Operating, selling, general and administrative expenses	66,773	66,111	1.0%

Operating income	31,295	33,607	(6.9)%
Interest expense, net	4,485	3,392	32.2%
Other income, net	(154)	(106)	45.8%

Income before provision for income taxes	26,964	30,321	(11.1)%
Provision for income taxes	10,209	11,522	(11.4)%

Net income	$16,755	$18,799	(10.9)%

Diluted earnings per share:	$.50	$.57	(12.3)%

Weighted average number of diluted shares outstanding	33,327	33,108
Number of stores open (at end of quarter)	1,064	999

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	June 25, 2016	March 26, 2016
Current Assets
Cash	$4,724	$7,985
Inventories	135,160	129,035
Other current assets	33,517	33,055

Total current assets	173,401	170,075
Property, plant and equipment, net	360,588	351,582
Other non-current assets	522,370	477,781

Total assets	$1,056,359	$999,438

Liabilities and Shareholders’ Equity
Current liabilities	$158,896	$167,571
Capital leases and financing obligations	179,966	165,730
Other long-term debt	140,861	103,315
Other long-term liabilities	26,752	26,627

Total liabilities	506,475	463,243
Total shareholders’ equity	549,884	536,195

Total liabilities and shareholders’ equity	$1,056,359	$999,438